EXHIBIT 10.(xii)

April 5, 1994



Joseph Reddington
1223 N. Astor
Chicago, Illinois  60610

Dear Joe:

This letter will confirm our offer to you to become Chairman and CEO of Signature Group, with overall charge and responsibility for its business and affairs and reporting directly to the Chairman of Montgomery Ward Holding Corp. Your compensation plan will be as follows:

1.)  Base salary of $600,000 annually, paid semi-monthly.

2.) Target bonus on the short-term Performance Management Plan will be $250,000 annually. Your objectives and the determination of results will be set by the Board Committee on Senior Executive Compensation as required by the tax and S.E.C. regulations. For 1994, your target of $250,000 is guaranteed.

3.) You will participate in the Long Term Incentive Plan at the 50% of base salary level. You will be included in the 1992-1994 cycle at the full target level of $300,000. Thereafter, you will participate in all sub-sequent cycles, (including 1993-1995 and 1994-1996 which are both in progress) at the full level.

4.) You will participate in all Senior Officer Perquisite Plans, including Special Merchandise Discount, Financial and Tax Planning, Club Membership, Executive Vacation and Medical and Supplemental Life Insurance. Copies of these plans are included.

5.) The Stock Ownership Committee will approve a grant of an option on 200,000 shares of Montgomery Ward Holding Stock at $26.50 per share. This option will have a ten year life and vest 50% on January 31, 1995 and 100% on January 31, 1996.

6.) You will receive a stock option for 100,000 shares at $16.50 per share. This option will have a ten year life and vest as follows:

               50,000 Shares  July 1, 1994
               50,000 Shares  July 1, 1995
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Joseph Reddington
April 5, 1994
Page 2



     If you voluntarily leave Montgomery Ward prior to July 1, 1995, you will forfeit these options and sell back any that are exercised at that time at the $16.50 purchase price. However, if you are terminated by Montgomery Ward for any reason other than "Cause" all of the options in this section will immediately vest.

     NOTE: The options in points 5 and 6 are held in accordance with the Terms and Conditions of the Stockholders Agreement unless specifically modified. These options are subject to approval of the Board of Directors as part of the Senior Officer Compensation Plan. A copy of the Prospectus is included.

7.) Your base salary and the most recent short term bonus awards will be guaranteed and paid through December 31, 1997 should your employment be terminated by Montgomery Ward for any reason other than "Cause" as defined in the Associate Handbook (attached) as a Class "A" violation. During the term of this Agreement, the Company will give you an 18 month notice of its wish not to continue your services. After the initial period (through December 31, 1997), you will revert to the normal Senior Officer Severance Plan then in effect.

8.) If you terminate your employment prior to December 31, 1997 due to a change in your position, duties or reporting or other responsibilities which is inconsistent with the position, duties and responsibilities initially assigned to you or in the event of a "Change in Control" (as defined below), you will be entitled to your base salary and bonuses through December 31, 1997 as if you had continued to be employed through that date plus prorata shares of the awards you would have been entitled to under the Long Term Incentive Plan based on your employment through your actual date of termination. A "Change in Control" shall me "Event" has occurred under the Stockholders Agreement or the Signature Group ceases to be a subsidiary of Montgomery Ward Holding Corp. For purposes of this section, a public offering of Montgomery Ward Holding Stock or of Signature Group that does not change your position, duties or reporting, or other responsibilities will not constitute an "Event."


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Joseph Reddington
April 5, 1994
Page 3



All of the points in this offer are conditioned upon final approval of the Montgomery Ward Holding Board of Directors, to be received no later than April 30, 1994.

If you are in agreement with this offer, please sign a copy and return it to me.

Sincerely,


Robert A. Kasenter

Attachments


                                   /s/Joseph Reddington
                                   Joseph Reddington

                                            4-12-94
                                              Date


cc:  Bernie Brennan